Exhibit 99.3

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of August 21, 2026.

Rhino Ventures Limited, a Cayman Islands company

By:	/s/ Miles Pelham
Name:	Miles Pelham
Title:	Director

Miles Pelham

/s/ Miles Pelham